Exhibit 16.1

December 15, 2008

Securities and Exchange Commission
100 F Street, NW

Washington, D.C. 20549

Re:	La Cortez Energy, Inc. EIN: 20-5157768.

Commissioners:

We were previously the principal accountants for La Cortez Energy, Inc., and we reported on the financial statements of La Cortez Energy, Inc. as of December 31, 2007 and 2006, and for the year ended December 31, 2007, for the period from June 9, 2006 (inception) through December 31, 2006, and the period from June 9, 2006 (inception) through December 31, 2007.  We have not provided any audit services to La Cortez Energy, Inc. since the audit of the December 31, 2007 financial statements.  Effective December 15, 2008, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated December 15, 2008.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado